Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE PROVIDES INITIAL 2013 FINANCIAL GUIDANCE

Foster City, Calif. – January 7, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced its anticipated 2013 initial revenue, earnings per share (EPS) and year-end cash guidance, and 2012 year-end cash position, as follows:

•	The Company anticipates 2013 sales revenue of $150 million - $155 million.

•	The Company expects 2013 non-GAAP EPS of $0.66 - $0.72 per share. SciClone’s non-GAAP EPS excludes employee stock-based compensation from GAAP EPS.

•

The Company anticipates 2013 year-end cash and investments balances to be greater than $105 million excluding any impacts on cash balances associated with the Company’s acquisition of new products, ongoing stock repurchase program and any other unbudgeted one-time cash expenses.

•

The Company expects cash and investments balances to be approximately $87 million (unaudited) at December 31, 2012. Excluding the cash impact of fourth quarter 2012 repurchases of common stock from the Company’s share repurchase program, cash and investments would have been approximately $93 million (unaudited). Excluding the cash impact of the full-year 2012 repurchases of common stock from the Company’s share repurchase program, cash and investments would have been approximately $112 million (unaudited).

“During the second half of 2012, we took important steps to strengthen our on-going business and improve our future financial performance, including recruiting high level executives with multinational pharmaceutical management experience into the China organization and significantly enhancing our sales and marketing strategies to increase demand and expand market penetration and growth for ZADAXIN® and our other products,” commented Friedhelm Blobel, PhD., President and Chief Executive Officer. “We believe that implementation of these strategies will begin to positively affect sales growth over the next several quarters, and position SciClone to regain growth momentum as 2013 progresses.”

SciClone expects to report its complete fourth quarter and full-year 2012 financial results in early March 2013.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN®

(thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: changes in results that may occur in completing the close of SciClone’s consolidated financial statements for fiscal year 2012 and completing the audit of SciClone’s consolidated financial statements for fiscal year 2012; the course, cost and outcome of regulatory matters; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2013; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs and SciClone’s ability to attract and retain key personnel. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.